                                                                   Exhibit 10.32

                                 AUDIBLE, INC.
                              65 Willowbrook Blvd.
                                Wayne, NJ  07470

                                 June 17, 1999

VIA FACSIMILE


Robin Williams
______________________
San Francisco, California  ______


     Re:  Investment in Audible, Inc.
          ----------------------------

Dear Mr. William:

     This letter sets forth our understanding concerning your potential investment in Audible, Inc. (the "Company"). You have requested to buy, and the Company has agreed to sell to you, up to 150,000 shares of the Company's common stock, $.01 par value (the "Common Stock") at the initial public offering of the Company's Common Stock (the "IPO"), at the "Public Offering Price" as it appears on the Company's final prospectus for its IPO (the "Purchase Price"). You have expressed to the Company your intention to purchase such shares of Common Stock, although you are under no obligation to do so.

     The maximum number of shares of Common Stock that the Company will sell to you pursuant to this agreement will be 150,000. All shares purchased by you hereunder will be subject to the same terms and conditions available to the public, except that (i) there will be no underwriting discount or commission on the shares sold to you and (ii) you will be subject to a Lock-up Provision and a Standstill Provision, each as set forth below.

Lock-up Provision
-----------------

     You agree that you will not, for a period of 180 days after the closing of the IPO, (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock that you acquire at the IPO or any other securities convertible into or exchangeable or exercisable for any shares of Common Stock, or (ii) publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior written consent of Credit Suisse First Boston Corporation. The benefit of this provision runs not only to the Company, but also to Credit Suisse First Boston. Either the Company or Credit Suisse First Boston may enforce this provision against you.

Standstill Provision
--------------------

     Without the prior written consent of the Company, you agree that you, whether individually or with one or more affiliates, will not acquire any shares of the Company's Voting

Robin Williams
June 17, 1999
Page 2


Securities (as defined below) in the open market or otherwise if and to the extent such acquisition results in you holding greater than 10% of the total Voting Securities of the Company. "Voting Securities" shall mean shares of the Common Stock of the Company and any other securities of the Company convertible into Common Stock but shall not include securities exercisable for Common Stock. You will not be obligated to dispose of any Voting Securities if the aggregate percentage of the total Voting Securities that you beneficially own increases as a result of a recapitalization, reclassification or other restructuring of the Company or a repurchase of securities by the Company or any other action taken by the Company. The restrictions set forth in this Standstill Provision shall terminate on the date that is nine months after the closing of the IPO.

  If this letter accurately sets forth our understanding concerning this transaction, please sign the enclosed copy of this letter and return it to me via facsimile at (973) 890-2442 and via first class mail. Please contact me with any questions.

                              Sincerely,

                              AUDIBLE, INC.



                              By: /s/ Andrew J. Huffman
                                 _____________________________________
                                 Andrew J. Huffman
                                 President and Chief Executive Officer


Accepted and Agreed to:



By: /s/ Robin Williams
   __________________________
   Robin Williams